EXHIBIT 99.1

SCIELE REPORTS THAT FDA EXTENDS PDUFA DATE

ON NEW SULAR FORMULATION TO JANUARY 2, 2008

ATLANTA (November 5, 2007) — Sciele Pharma, Inc. (NASDAQ:SCRX) today announced that the U.S. Food & Drug Administration (FDA) has extended to January 2, 2008, the Prescription Drug User Fee Act (PDUFA) date on Sciele’s new Sular formulation.  The new Sular formulation utilizes SkyePharma’s (LSE:SKP) patented Geomatrix ® technology, which is designed to provide a lower dose of Sular for each of its current doses.

About Sciele Pharma, Inc.

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on Cardiovascular/Metabolic, Women’s Health and Pediatrics. The Company’s Cardiovascular/Metabolic products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes; its Women’s Health products are designed to improve the health and well-being of women and mothers and their babies; and its Pediatrics products treat allergies, asthma, coughs and colds, and attention deficit/hyperactivity disorder (ADHD). Founded in 1992 and headquartered in Atlanta, Georgia, Sciele Pharma employs more than 900 people. The Company’s success is based on placing the needs of patients first, improving health and quality of life, and implementing its business platform — an Entrepreneurial Spirit, Innovation, Speed of Execution, Simplicity, and Teamwork.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these statements are reasonable, we cannot promise that our expectations will turn out to be correct.  Our actual results could be materially different from and worse than our expectations.

Contact:	Joseph T. Schepers
Director of Investor Relations
678-341-1401
ir@sciele.com